                                                                    EXHIBIT 11.1

                                 SPINCYCLE, INC.
                  COMPUTATION OF HISTORICAL NET LOSS PER SHARE
                              (ALL AMOUNTS ACTUAL)


                                                                      Historical Net Loss per Share (1)
                                            ----------------------------------------------------------------------------------------
                                                          Fiscal Year Ended                            Fiscal Three Quarters Ended

                                            December 31,     December 31,        December 28,       September 30,      September 6,
                                               1995             1996                 1997                1997               1998
                                            ----------------------------------------------------------------------------------------
Net loss applicable to holders of ..           ($5,451)     ($3,893,923)        ($15,737,387)        ($9,242,911)      ($16,284,553)
common stock (2)
Weighted average number of
common shares outstanding ..........                 4           33,162               38,127              38,009             29,056
Weighted average number of
common equivalent shares
outstanding (3) ....................                --               --                   --                  --                 --
                                            ----------------------------------------------------------------------------------------
Weighted average number of
common and common equivalent
shares outstanding .................                 4           33,162               38,127              38,009             29,056
                                            ========================================================================================
Basic and diluted net loss
  per share (4) ....................        ($1,362.75)        ($117.42)            ($412.76)           ($243.18)          ($560.45)
                                            ========================================================================================


(1) See discussion of computation of historical net loss per share in Note 2 to Consolidated Financial Statements.

(2) The Company's 1995 fiscal year is for the period from October 10, 1995 (inception) through December 31, 1995.

(3) Due to the Company's net losses to date, inclusion of common equivalent shares in the computation of diluted net loss per share would be antidilutive and therefore is not presented.


(4) Diluted net loss per share for the three fiscal quarters ended September 6, 1998, includes an extraordinary loss from early extinguishment of debt of $11.48 per share.